SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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BALCHEM CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2016

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) of Balchem Corporation (the “Company”) will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, NJ 07656, on Wednesday, June 15, 2016 at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class 1 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2019 and thereafter until their respective successors are elected and qualified;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To hold an advisory (non-binding) vote on the Company’s executive compensation (“Say on Pay”);

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

The Board of Directors has set April ----20, 2016 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We hope that all stockholders who can conveniently do so will attend the Meeting.  Stockholders who do not expect to be able to attend the Meeting are requested to complete, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders may also submit a proxy over the internet or by phone.  Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: May ___, 2016	Dino A. Rossi, Chairman

New Hampton, New York 10958 Tel: 845-326-5600 Fax: 845-326-5702

PROXY STATEMENT

BALCHEM CORPORATION

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Balchem Corporation (the “Company”) to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) in the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, NJ 07656, on Wednesday, June 15, 2016 at 11:00 a.m., local time, and at any adjournment or postponement thereof.  This Proxy Statement and a proxy card are expected to be sent to stockholders beginning on or about May 6, 2016.

The Board of Directors has fixed the close of business on April 20, 2016 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

●	The election of three Class 1 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2019 and thereafter until their respective successors are elected and qualified;
●	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
●	Approval on an advisory (non-binding) basis of the Company’s executive compensation (“Say on Pay”); and
●	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote.  A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation, in writing, prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

If your shares are registered in your name with our transfer agent, you may vote either over the internet or by telephone. Specific instructions for voting in this manner are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain internet or telephone voting information, please complete and return the paper voting form in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting form but do not provide voting instructions, it will be voted FOR the director nominees, FOR ratification of the appointment of the auditors, FOR approval of the Company’s executive compensation, and at the discretion of the proxy holders with regard to any other matter that may come before the Meeting or any adjournment thereof.

Broker non-votes are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions.  Brokers and nominees generally do not have such discretion when the matter is deemed by the broker voting rules to be “non-routine.”  The ratification of the independent registered public accounting firm is considered to be a “routine” matter with respect to which brokers and nominees have discretion to vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares. Brokers and nominees do not have such discretion with respect to the election of directors or Say on Pay.

Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, fax or in person. All expenses incurred in connection with this solicitation will be borne by the Company.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Internet Availability of Proxy Materials

 The Company’s Proxy Statement and Annual Report to stockholders for the year ended December 31, 2015 are available at http://proxymaterials.balchem.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Bylaws provide for a staggered term Board of Directors consisting of eight (8) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3).  The term of the three current Class 1 directors will expire at the Annual Meeting. The Class 2 and Class 3 directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2018 and 2017, respectively.

Accordingly, at the 2016 Annual Meeting, three Class 1 directors are to be elected to hold office until the annual meeting of stockholders to be held in 2019 and thereafter until their successors have been elected and qualified. The nominees are listed below with brief biographies and are currently directors and have been nominated for election after due consideration by the Corporate Governance and Nominating Committee and the Board. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If any, some or all of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend, or the Board may amend the Company’s Bylaws to reduce the size of the Board.

Vote Required to Elect Directors

Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for the Company’s nominees for director.

A director nominee must receive a plurality of the votes cast at the Meeting, assuming a quorum is present. This means that a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors. However, we have adopted a majority vote policy, as described below.

If for any reason any such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company’s Board of Directors.

Majority Vote Policy

In 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and adopted a Director Resignation Policy.  This policy provides that if a nominee for director in an uncontested election receives a greater number of “withhold” votes for election than “for” votes (“Majority of Withhold”), that director shall promptly tender to the Board his or her resignation from the Board of Directors. Our Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation tendered by such director or whether other action is necessary.

Our Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee as well as other potentially relevant factors, within 90 days from the date of the certification of the election results. The director whose resignation is under consideration is not permitted to participate in the recommendation of the Corporate Governance and Nominating Committee or deliberations of the Board with respect to his or her resignation. If a director’s resignation is accepted by our Board, the Board may fill the resulting vacancy or may amend the Company’s Bylaws to decrease the size of the Board.

The Company’s Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Nominees for Election as Director

Dino A. Rossi, age 61, a Class 1 director whose current term expires in 2016, has been a director of the Company since 1997 and Chairman of the Company’s Board of Directors since February 2007. Mr. Rossi is currently interim CEO and an advisor to the board of directors of Elite Comfort Solutions, a portfolio platform company of Arsenal Capital Partners, Inc. Mr. Rossi retired from his position as President and Chief Executive Officer of the Company in April 2015, which he had held since October 1997. He was Chief Financial Officer of the Company from April 1996 to January 2004 and Treasurer of the Company from June 1996 to June 2003.  He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993. Mr. Rossi served as a director of Scientific Learning Corporation (NASDAQ) from February 2010 to August 2012.  Mr. Rossi’s years of experience as the primary source of corporate and operational leadership for the Company and his experience with other manufacturing entities make him a valuable member of our Board of Directors.

Theodore L. Harris, age 51, a Class 1 director whose current term expires in 2016, has been a director, President and Chief Executive Officer of the Company since April 2015. Mr. Harris was employed by Ashland, Inc. (NYSE), in various senior management positions, serving most recently as Senior Vice President, President Performance Materials, from November of 2014 to April 2015. Prior to this position, from 2011 to 2014, he served as Senior Vice President, President Performance Materials & Ashland Supply Chain, and prior to that, Vice President, President Performance Materials & Ashland Supply Chain. Mr. Harris’ broad managerial, international, operational and sales experience, as well as his proven track record of developing and implementing strategies for delivering sustainable, profitable growth make him a valuable member of our Board of Directors.

Matthew D. Wineinger, age 49, a Class 1 director whose current term expires in 2016, has been a director of the Company since September 2015. Since June 2015, Mr. Wineinger has been the President of United Sugars Corporation, a privately held, leading marketer of sugar. Mr. Wineinger served as President of Bulk Ingredients from June 2010 to November 2014, and as President, Food and Industrial Ingredients of Tate & Lyle PLC (LSE) from March 2008 to June 2010. Mr. Wineinger’s twenty-five years of extensive global, operational and strategic industry experience, together with his previous knowledge of manufacturing operations involving many of the Company’s current raw materials, make him a valuable member of our Board of Directors, particularly as the Company focuses on development and supply of products to human food and nutrition industries.

UPON RECOMMENDATION BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE ‘FOR’ THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Directors Not Standing For Election

Paul D. Coombs, age 60, a Class 2 director whose current term expires in 2018, was appointed to our Board of Directors in September 2010. From April 2005 until his retirement in June 2007, Mr. Coombs served as the Executive Vice President of Strategic Initiatives for Tetra Technologies, Inc. (NYSE), an oil and gas services company, and from May 2001 to April 2005, as its Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as Tetra’s Executive Vice President – Oil & Gas. Mr. Coombs is a director of Tetra and is a member of its Audit and Corporate Governance and Nominating Committees. Mr. Coombs also serves as a director of CSI Compressco GP Inc. and the general partner of CSI Compressco LP (NASDAQ), a publicly traded limited partnership, both of which are subsidiaries of Tetra. Mr. Coombs has thirty-five years of experience in the oil and gas service and exploration industries, which, together with his entrepreneurial approach to management, provides the Board of Directors with essential counsel and insight into this area.

Edward L. McMillan, age 70, a Class 2 director whose current term expires in 2018, has been a director of the Company since February 2003.  Mr. McMillan owns and manages McMillan, LLC, a transaction-consulting firm that provides strategic consulting services and facilitates mergers and/or acquisitions predominantly to the food and agribusiness industry sectors.  From 1988 to 1996, he was President and CEO of Purina Mills, Inc., where he was involved for approximately 28 years in various senior level positions in marketing, strategic planning, and business segment management. Mr. McMillan is also Chair of the Board of Trustees for the University of Illinois, which has campuses in Champaign-Urbana, Chicago, and Springfield, Illinois, and is also Chair of the University of Illinois Research Park, L.L.C. in Champaign, Illinois. Mr. McMillan’s background, experience and continued involvement in the agribusiness industry are of particular value to our Board of Directors.

David B. Fischer, age 53, a Class 3 director whose current term expires in 2017, was appointed as a director of the Company in September 2010.  Currently, Mr. Fischer is retired. Prior to his retirement, he was a director and President and Chief Executive Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems from November 2011 to October 2015.  From 2007 to 2011, Mr. Fischer was the President and Chief Operating Officer of Greif, and from 2004 to 2007, Mr. Fischer served as Greif’s Senior Vice President and Divisional President, Industrial Packaging & Services - Americas.  He is currently a member of the Boards of Directors of Ingredion Incorporated (NASDAQ) and DOmedia LLC, a privately held company.  Additionally, he serves on the Board of Habitat for Humanity International and the Wexner Medical Center of Ohio State University. Mr. Fischer holds a Bachelor of Science degree from Purdue University. Mr. Fischer’s management and leadership skills, developed over years of responsibility for complex, global manufacturing operations, and his intimate knowledge of mergers and acquisitions, position him as a critical component of our Board of Directors, as we look to grow both organically and by acquisition.

Perry W. Premdas, age 63, a Class 3 director whose current term expires in 2017, was appointed as a director of the Company in January 2008. He is currently retired.  From 1999 to 2004, Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE.  He was Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998. Over his career, he has led treasury, finance, audit and investor relations functions of US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations.  Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He served as a member of the Board of Directors of Compass Minerals International, Inc. (NYSE) until May 2015. Mr. Premdas has been our Audit Committee Chairman and the Board of Director’s audit committee financial expert since 2008.  The Company’s financial compliance programs and policies benefit from Mr. Premdas’ particular input and skilled guidance. Mr. Premdas’ combination of financial and international business management experience make him a valuable member of our Board of Directors.

Dr. John Y. Televantos, age 63, a Class 3 director whose current term expires in 2017, has been a director since February 2005, and lead director since August 2010. Dr. Televantos is a Partner at Arsenal Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm.  Dr. Televantos was formerly with Hercules, Inc., a chemical manufacturing company, as President of the Aqualon Division and as Vice President of Hercules, Inc. from April 2002 through February 2005.  Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London, United Kingdom.  In addition to Dr. Televantos’ experience in the chemical manufacturing industry and management of publicly traded chemical manufacturing entities, Dr. Televantos is also significantly involved in private equity markets and processes involving chemical manufacturing companies.  Collectively, these make Dr. Televantos a valuable member of the Board of Directors.

Director Independence

The Board of Directors has made an affirmative determination that each of the Company’s directors, other than Mr. Rossi and Mr. Harris, is independent, as such term is defined under the NASDAQ Marketplace Rules.

Meeting Attendance

During fiscal 2015, the Board of Directors held five regular meetings and one special meeting.  Each director attended at least 75% of the meetings of the Board held when he was a director and of the meetings of those Committees of the Board on which he served.

The Company has a policy of strongly encouraging directors to attend the annual meeting of stockholders. Historically, attendance has been excellent. Five members of the Board of Directors attended the Company’s 2015 annual meeting of stockholders.

Committees of the Board of Directors

The Company’s Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  The Board of Directors appoints the members of each Committee.  In 2015, the Audit Committee held three regular meetings and four telephonic or special meetings and each of the Compensation Committee and Corporate Governance and Nominating Committee held three meetings.  The Executive Committee did not meet in 2015.

Audit Committee. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting, internal controls and procedures, and audit functions. The primary duties and responsibilities of the Audit Committee are to (i) monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (ii) monitor the independence, qualifications and performance of the Company’s independent auditors, (iii) establish policies and procedures with respect to enterprise risk assessment and risk management, (iv) review Company procedures for identifying, monitoring, and mitigating risk exposures, and (v) provide an avenue of communication among the independent auditors, management and the Board of Directors.  The Audit Committee’s role with respect to the Company’s risk oversight is discussed under the section below entitled below entitled “Board Role in Risk Oversight”. The Audit Committee also monitors and, if necessary, investigates, reports made to the Company’s hotline dedicated for the notification of potential financial fraud under the Sarbanes-Oxley Act of 2002. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled “Audit Committee Report.”

The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Audit Committee are Messrs. Premdas (Chair), Coombs, Fischer and McMillan.  The Board of Directors of the Company has determined that the Audit Committee Chairman, Mr. Premdas, qualifies as an “audit committee financial expert,” as defined by SEC rules, and that all members of the Audit Committee are “independent” under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.

Compensation Committee.  The duties of the Compensation Committee are, among other things, to (i) review, approve and recommend to the Board of Directors for approval a compensation program, including incentives, for the Chief Executive Officer (“CEO”) and senior executives of the Company (the CEO may not be present during deliberations or voting on his compensation), (ii) recommend to the Board of Directors for approval the compensation of directors, and (iii) administer the Company’s equity compensation plans, including the 1999 Stock Plan, as amended on June 20, 2013, for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries (referred to in this Proxy Statement as the “1999 Stock Plan” or the “Stock Plan”).

The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Compensation Committee are Dr. Televantos (Chair) and Messrs. Fischer and McMillan, each of whom is independent, as such term is defined under the NASDAQ Marketplace Rules.

Corporate Governance and Nominating Committee. The duties of the Corporate Governance and Nominating Committee are, among other things, to (i) consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, (ii) determine the criteria for Board membership, oversee searches and evaluate and recommend candidates for election to the Board, (iii) evaluate and recommend to the Board responsibilities of the Board committees, (iv) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines and recommend any changes to the Board for adoption, (v) annually evaluate its own performance as well as oversee an annual self-evaluation of the Board and other Board Committees, (vi) oversee compliance with the Company’s Stock Ownership Policies, (vii) consider matters of corporate social responsibility and corporate public affairs related to the Company’s employees and stockholders, (viii) recruit and evaluate new candidates for nomination by the full Board for election as directors, (ix) prepare and update an orientation program for new directors, (x) evaluate the performance of current directors in connection with the expiration of their term in office providing advice to the full Board as to nomination for reelection, and (xi) annually review and recommend policies on director retirement age.

The Board of Directors of the Company has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Corporate Governance and Nominating Committee are Messrs. McMillan (Chair), Premdas and Coombs and Wineinger, each of whom is independent, as such term is defined under the NASDAQ Marketplace Rules.

Executive Committee.  The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law.  The Executive Committee is also responsible for: (i) the recruitment, evaluation and selection of suitable candidates for the position of CEO, for approval by the full Board; (ii) the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO; and (iii) reviewing the CEO’s plan of succession for key executives of the Company.  The current members of the Executive Committee are Dr. Televantos (Chair), Mr. Fischer and Mr. McMillan.

Nominations of Directors

The Corporate Governance and Nominating Committee considers re-nominating incumbent directors who continue to satisfy the Company’s criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board.  If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Corporate Governance and Nominating Committee will solicit recommendations for nominees from persons that they believe are likely to be familiar with qualified candidates, including Board members and members of management.  The Corporate Governance and Nominating Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Corporate Governance and Nominating Committee also considers independent director candidates recommended by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group hold 5% or more of the Company’s common stock and have continued to do so for over one year will be considered substantial, long-term stockholders. In order to be considered by the Corporate Governance and Nominating Committee, the names of such nominees, accompanied by relevant biographical information, must be properly submitted, in writing, to the Secretary of the Company by the deadline for including shareholder proposals in the Company’s proxy materials as set forth below in “Stockholder Proposals for 2017 Annual Meeting.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

The Corporate Governance and Nominating Committee and the Board have adopted guidelines for identifying or evaluating nominees for directors, including incumbent directors and nominees recommended by stockholders. The Company’s current policy is to require that a majority of the Board of Directors be independent; at least four of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies without the approval of the Board of Directors and directors must satisfy the Company’s age limit policy for directors, which require that a director retire at the conclusion of his or her term in which he or she reaches the age of 70.  The guidelines for nomination for a position on the Board of Directors provide for the selection of nominees based on the nominee’s skills, achievements and knowledge, and also contemplate that the following will be considered, among other things, in selecting nominees: experience and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s ability to commit to the Board of Directors of the Company. Members of the Corporate Governance and Nominating Committee (and/or the Board) also meet personally with each nominee to evaluate the candidate’s ability to work effectively with other members of the Board, while also exercising independent judgment. Although the Board does not have a formal diversity policy, the Board endeavors to comprise itself of members with a broad mix of professional and personal backgrounds. Further, in considering nominations, the Governance and Nominating Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board.

Lead Director

The Board of Directors has had a Lead Director since 2005. Dr. Televantos has been the Lead Director since August 2010. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company, and is appointed on a rotating basis from the independent directors.  The Lead Director serves at the pleasure of the Board and, in any event, only so long as that person shall be an independent director of the Company. The Corporate Governance and Nominating Committee reviews annually the functions of the Lead Director and recommends to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman of the Board.  The Lead Director is responsible for, among other things, (i) working with the Chairman and other directors to set agendas for Board meetings; (ii) providing leadership in times of crisis together with the Executive Committee; (iii) reviewing the individual performance of each of the directors with the Chair of the Corporate Governance and Nominating Committee; (iv) chairing regular meetings of independent Board members without management present (executive sessions); (v) acting as liaison between the independent directors and the Chairman; and (vi) chairing Board meetings when the Chairman is not in attendance.

Board Role in Risk Oversight

While our Board provides direct risk oversight, the Company is transitioning from risk oversight through the Audit and Governance Committees to primary risk oversight through the Audit Committee. The Board and the Audit Committee has and will regularly discuss with management our major risk exposures, their potential financial impact on the Company and the management thereof. In particular, the Audit Committee receives, or arranges for the Board of Directors to receive, periodic reports from management on areas of material risk to the Company, including financial, operational, legal, regulatory and strategic risks. The Company has initiated an enterprise risk management effort led by its Internal Audit function. The Company does not have a chief risk officer; therefore, the Audit Committee receives these reports from the member of management tasked with the responsibility to understand, manage and mitigate the particular risks. The Chairman of the Audit Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, which enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to cross-discipline risks and interrelated risks. The Company believes that our Board leadership structure (separate Chairman of the Board and Chief Executive Officer) optimizes risk oversight. The Compensation Committee also evaluates risk, as such relates to our compensation program. Please refer to the discussion in the Compensation Discussion and Analysis under the section “Risk Considerations in our Compensation Program”.

Communicating With the Board of Directors

Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, stockholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company’s principal executive office address, 52 Sunrise Park Road, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.

Executive Sessions of the Board of Directors

The Company’s independent directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent directors presently consist of all current directors, except Mr. Rossi and Mr. Harris.

Executive Officers

Set forth below is certain information concerning the executive officers of the Company (other than Mr. Harris, whose background is described above under the caption “Nominees for Election as Director”).

William A. Backus, CPA, age 50, has been Chief Financial Officer and Treasurer since June 2014. He was Chief Accounting Officer and Assistant Treasurer of the Company since June 2011, and was Controller of the Company from January 2006 to June 2011.  He was Controller of Stewart EFI, LLC, a precision metal component manufacturer, from 1999 through 2005.

Frank J. Fitzpatrick, CPA, age 55, has been Vice President, Administration since June 2014. He was Chief Financial Officer of the Company from January 2004 to June 2014 and Treasurer of the Company from June 2003 to June 2014, and was Controller of the Company from April 1997 to January 2004. He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

Matthew D. Houston, age 52, has been General Counsel of the Company since January 2005 and Secretary since June 2005.  He was General Counsel and Secretary of Eximias Pharmaceutical Corporation, a privately held corporation, from 2001 to 2004.  Mr. Houston also held several internal counsel positions at BASF Corporation, from 1994 to 2001.  Mr. Houston received a Juris Doctor degree from Saint Louis University.

David F. Ludwig, age 58, has been Vice President and General Manager, Specialty Products since July 1999 and an executive officer of the Company since June 2000.  He was Vice President and General Manager of Scott Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999.  From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation’s Pigments and Additives Division.

Code of Business Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Controller. The Company has also adopted a Business Ethics Policy applicable to its employees and a further Policy Statement which confirms that, as and when appropriate, the Business Ethics Policy and the Code of Ethics for Senior Financial Officers are applicable to the Company’s directors and officers. Any waiver of any provision in the Code of Ethics or Business Ethics Policy in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any amendment to such Code, will be publicly disclosed in a Current Report on Form 8-K.  The Code of Ethics and Business Ethics Policy and further Policy Statement are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company.  Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2015, its officers and directors and holders of more than 10% of the Company’s Common Stock timely complied with Section 16(a) filing date requirements with respect to transactions during such year.

Compensation Committee Interlocks and Insider Participation

Messrs. Fischer and McMillan and Dr. Televantos, each of whom is a director of the Company, served as the members of the Compensation Committee during 2015. None of Messrs. Fischer or McMillan or Dr. Televantos  (i) was, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.  During 2015, there were no interlocking relationships between the Company’s

Board of Directors or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.

Compensation Committee and Processes

During the fiscal year ended December 31, 2015, our Compensation Committee held primary responsibility for determining executive compensation levels. The Compensation Committee is composed of three independent directors.  The Compensation Committee solicits, receives and analyzes compensation recommendations from Company management and consultants to determine each facet of the compensation for our executive officers.  The Compensation Committee also administers our 1999 Stock Plan. The Compensation Committee solicits input from our CEO with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels.  In addition to the extensive experience and expertise of the Compensation Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Compensation Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Compensation Committee has access to readily available public information regarding executive compensation structure and the establishment of appropriate compensation levels.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Compensation Committee”) of the Board of Directors has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for 2015, which group included all of our executive officers for 2015. Because Mr. Rossi was an NEO for a portion of 2015, we have included him throughout this CD&A.

General Compensation Objectives and Guidelines

The Company’s overall compensation philosophy has been to offer competitive salaries, cash incentives, equity awards and benefit plans consistent with peer entities, while considering the Company’s financial performance.  Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company’s compensation policy. The Company’s executive compensation policy is to attract and retain key executives necessary for the Company’s short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards, wherein executives are incentivized to generate enhanced stockholder value. To effectuate this philosophy, the Compensation Committee favors a “pay for performance” approach.  As a result, our compensation program contains a mix of stable and at risk compensation components, where a significant percentage of executive compensation is tied to individual and corporate performance.

At our Annual Meeting of Stockholders in 2015, amongst other proposals, our stockholders overwhelmingly approved (on a non-binding basis) our compensation program for the Named Executive Officers as was presented in the 2015 Proxy Statement.  As stated in our 2015 Proxy Statement, we will continue to hold annual non-binding votes of our stockholders regarding the approval of our executive compensation program.

Compensation Committee Methodology

The CEO recommends to the Compensation Committee the amount of total annual compensation for each of the other Named Executive Officers. The CEO completes an annual performance assessment for each of the other Named Executive Officers, which is reviewed and considered by the Compensation Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the CEO based on evaluation information solicited from each of the independent members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the CEO.  In determining the compensation of the Company’s Named Executive Officers for 2015, including the compensation of the CEO, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Compensation Committee’s considerations consisted of, but were not limited to, analysis of the following factors:  financial performance of the Company, including return on equity, return on assets, growth of the Company, management of assets, liabilities, capital, liquidity and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Company and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Compensation Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Company, the community and the applicable industries in which the Company engages; and the enhancement of shareholder value.  All of these factors are considered in the context of the market for the Company’s products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers, including the CEO.  The Compensation Committee believes that the total compensation provided to the Company’s Named Executive Officers is competitive and has been demonstrated as effective. Details regarding the compensation of each of the Named Executive Officers are set forth in the tables that follow.

Compensation Consultants

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management, where it deems such delegation appropriate and permitted under applicable law.

In 2014, the Compensation Committee retained Towers Watson to provide survey data and advice on market trends in executive compensation.  This work enabled the Compensation Committee to:  (1) confirm that the Company’s executive compensation program is competitive, and (2) discuss alternative program designs. With respect to the engagement of Towers Watson, the Compensation Committee considered each of the six independence factors adopted by the SEC and NASDAQ under Exchange Act Rule 10C-1 and concluded that Towers Watson was independent and that its services to the Compensation Committee did not raise any conflict of interest. Towers Watson’s work in 2014 focused on an analysis of the overall competitiveness of our executive compensation program.  In prior years, we have reviewed compensation data for an industry peer group, but in 2014 the Compensation Committee reviewed only published compensation survey data.

Towers Watson’s 2014 benchmarking of our compensation program related to the following pay elements: base salary, annual incentives, total cash compensation, equity-based compensation, and total direct compensation.  Benchmarking data was compiled from general industry data from Towers Watson’s Top Management Compensation Survey, which was adjusted to our revenue size.  The Company believes that the survey data is representative for executive compensation benchmarking purposes.  As a general rule, from time to time, we intend to retain outside compensation consultants that will provide benchmarking data, which will continue to include published survey data and may include “peer group” data.

In 2014, the Compensation Committee also retained the Mercer Group, Inc. to review and provide consulting expertise regarding the Company’s Long Term Compensation Program.  Recommendations resulting from the 2014 Mercer Group work on the Company’s Long Term Compensation Program (the “LTCP”) were implemented in 2015 and are discussed in the section below entitled “Equity Based Compensation”.

Benchmarks

While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations, particularly with respect to individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.  For example, we consider other factors, including, but not limited to, the Company’s historical compensation trends; recommendations of the CEO; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent; executives’ length of service; and internal assessments and recommendations regarding particular executives.  The compensation survey analysis for 2014 was not aimed at establishing exact benchmarks for our compensation program, but rather to provide a point of reference and a “reality check” to obtain a general understanding of the current compensation levels of companies of approximately our size in industries in which we operate.

The results of the analysis of the compensation survey, as well as the other sources consulted, showed that the Company’s executive base compensation is below the market median, and the Company’s total compensation levels are consistent with the market median compensation levels giving consideration to equity awards and at-risk/performance compensation. In addition, Towers Watson’s assessment confirmed that the relationship of the total compensation of the Chief Executive Officer and the Named Executive Officers is within standards identified by prominent proxy advisors and credit organizations as appropriate.

Base Salary

Base salary represents the fixed component of the executive compensation program. The base annual salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the area(s) for which they are responsible. Base salary also impacts annual incentive cash bonus amounts and long term compensation, because they are based on a percentage of base salary.

In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been set to be competitive with base salaries paid to executive officers of comparable companies as referenced above. The Compensation Committee also considers:  experience and industry knowledge of the Named Executive Officers; the quality and effectiveness of their leadership at the Company; performance relative to total compensation; internal pay equity among the Named Executive Officers and other Company senior executives; historical considerations; company strategy; retention factors and input from our CEO regarding individual performance.

The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity, overall budgetary considerations and other qualitative factors.  As shown below in “Executive Compensation - Summary Compensation Table,” in 2015, the Compensation Committee increased the base salaries of the Named Executive Officers as a result of overall Company and individual performance in 2014.

Cash Based Incentives

Bonuses represent a variable, at-risk, component of the executive compensation program that is tied to both Company performance and individual achievement. The Company’s policy is to base a meaningful portion of its executive officers’ cash compensation on bonus opportunities.  In determining bonuses, the Company considers factors such as the individual’s contribution to the Company’s performance and the relative performance of the Company during the year.

At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program for the succeeding calendar year (the “ICP”). The ICP provides for the awarding of cash bonus compensation to executive officers and certain other employees, based upon objective levels of achievement of specific goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus. The goals require an individual to stretch beyond his or her defined job description responsibilities.

The process of establishing applicable goals requires a well-defined annual business plan and targets defined therein from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Individual goals under the ICP are a composite of certain corporate goals and key segment/individual objectives; however, no bonuses, cash or otherwise, are required to be paid under the ICP unless the Company attains at least 90% of a target minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee established such target level of EBITDA for the 2015 calendar year as part of the approval of the ICP for that year, based, amongst other things, upon the Company’s preliminary results of operations for the 2014 . The Company’s 2015 target EBITDA was set at $151,600,000. In addition, notwithstanding the general requirement that 90% of a target minimum EBITDA must be attained for any bonuses to be paid under the ICP, the Compensation Committee, in its discretion, set the target minimum level at which any bonuses would be paid under the ICP at 95% for 2015.

In addition to the EBITDA target goal, each ICP participant typically has 4-6 ICP goals, each of which constitutes a portion of the individual’s target ICP bonus.  ICP target bonuses are based upon a percentage of each executive officer’s base yearly salary. The ICP target bonus for Mr. Harris is 100% of his annual base salary; for Mr. Backus, 40% of his annual base salary; for Mr. Fitzpatrick, 45% of his annual base salary; for Mr. Ludwig, 35% of his annual base salary; for Mr. Houston, 25% of his annual base salary; and for Mr. Rossi Prior to his retirement, 100% of his annual base salary.  These percentages were selected because the Compensation Committee believes that they are consistent with the custom and practice of industry peers and are appropriate to attract and retain executive talent. The Compensation Committee may, in its discretion, approve cash based bonuses when ICP goals are not met, if it believes there has nevertheless been exceptional segment or individual performance.

2015 ICP Discussion

The Compensation Committee determined that the Company, in 2015, achieved EBITDA of $135,512,000, which is approximately 92.5%, less than the 95% of the 2015 minimum EBITDA target necessary for the payment of ICP bonuses as stated above, in the section entitled, “Cash Based Incentives.”  Acknowledging management’s dedication to the long-term success of the Company and after significant consideration of the Company’s 2015 performance in light of difficult prevailing economic factors impacting the Company’s performance, the Compensation Committee determined that awarding some level of cash bonuses for fiscal 2015 was appropriate. The Compensation Committee cited the following, in support of its decision to grant discretionary cash bonuses:  (1) the economic down turn in the global oil and gas industry disproportionately affecting a single business segment of the Company, while the remaining business segments performed well; (2) the Company’s stock remaining strong versus peer companies; and (3) Company EBITDA growth of 16% over 2014 EBITDA.

The following table sets forth the target ICP bonus for each of the named NEOs for 2015, together with the 2015 discretionary cash bonus actually awarded.

NEO	2015 Target Bonus	2015 Discretionary Bonus
Ted Harris	$400,000	$250,000
Bill Backus	$110,880	$75,000
Frank Fitzpatrick	$129,600	$83,500
Dave Ludwig	$88,538	$50,000
Matthew Houston	$55,000	$33,500

Equity Based Compensation

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees — who have significant responsibility for the management, growth and future success of the Company, and directors — with an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The goal of this approach is that the interests of the stockholders, executives, employees and directors will be closely aligned.  We believe that equity awards provide a strong alignment between the interests of our executives, including the NEOs, and our stockholders. The Equity Compensation Program, or LTCP, is a complementary compensation program to the ICP and accordingly, the Compensation Committee seeks to provide motivation to our executives through the use of equity awards consistent with the reasonable management of the Company's overall equity compensation expense and stockholder dilution. The Compensation Committee grants equity awards to our executives, including the NEOs, in the first quarter of each fiscal year, as a reward for past corporate and individual performance, as an incentive for future performance, and as a retention tool. Historically, our executive equity awards consisted entirely of stock options and restricted stock awards. Based upon certain 2014 recommendations presented by the Mercer Group, the Compensation Committee, in 2015, elected to modify the LTCP and replaced restricted share grants with performance-based share grants as discussed in the section below, entitled, “LTCP Process.”

LTCP Process

The Compensation Committee establishes each LTCP participant’s “Target Equity Value”, which is the dollar amount of equity the executive can earn upon attainment of the ICP goals at target level performance. The Compensation Committee, having reviewed the “peer group” data, has established “Target Equity Multipliers” (as a percentage of base salary) as set forth below with respect to the positions to which each Target Equity Multiplier corresponds. The Target Equity Multiplier is based upon the Equity Award Level determined by the Compensation Committee, which is related to the individual participant’s position in the Company.

Executive	Target Equity Multipliers (of Base Salary)
President & CEO (Theodore L. Harris)	1.50
CFO (William A. Backus)	1.00
VP Administration (Frank J. Fitzpatrick)	1.00
VP/GM Specialty Products (David F. Ludwig)	1.00
General Counsel & Secretary (Matthew D. Houston)	1.00

The applicable Target Equity Multiplier is multiplied by the respective individual LTCP participant’s annual base salary to arrive at the Target Equity, which is subject to grant pursuant to this LTCP. The Target Equity, in dollars, is then converted into equity based upon the fair value of the Company’s common stock on the date of grant under this LTCP, usually in February or March of each calendar year.  The Compensation Committee may, in its discretion, make adjustments to individual grants based upon individual performance. The Target Equity will then be granted to the participant in the combination of (1) options to purchase common stock and (2) performance shares, as follows:

1.	50% of the Target Equity awarded each participant will be in options to purchase the Company’s common stock. Stock options vest incrementally over three years: 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. These options expire ten years after grant. Stock options will be granted pursuant to the terms and conditions of the Company’s stock option agreement.
2.	50% of the Target Equity granted each participant will be granted in performance shares. These granted performance shares will be split equally into performance shares based upon different performance metrics, as follows:

a.	25% of the performance shares granted will be based upon a pre-determined Company EBITDA performance target over the following three (3) years after grant and will cliff vest three (3) years from date of grant. At vesting, the grantee will earn Company common stock as follows:

Performance Level	% of EBITDA Performance	Stock Granted as a % of Target
Maximum	130 % of target	200%
Target	100% of target	100%
Threshold	80% of target	50%
Below Threshold	<80% of target	0%

b.	25% of the performance shares granted will be based upon total shareholder return (TSR) v. the Russell 2000 Index over a three (3) year period. The TSR performance shares will cliff vest three (3) years from grant date with the amount of stock granted upon vesting will be as follows:

Performance Level	3 Year TSR Performance	Payout as a % of Target
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	<25th Percentile	0%

The Company issued equity awards on February 23, 2016 under the LTCP as follows in the table below

Name	Number of Performance Shares (EBITDA) (#)(1)	Number of Performance Shares (TSR) (#)(1)	Number of Shares Underlying Options (#)(1)	Exercise Price of Option Awards ($/Sh)
Theodore L. Harris	3,700	3,430	24,350	$60.85
William A. Backus	1,010	940	25,170	$60.85
Frank J. Fitzpatrick	1,150	1,070	41,080	$60.85
David F. Ludwig	1,070	990	15,730	$60.85
Matthew D. Houston	900	840	8,250	$60.85

(1)Because these equity awards were granted in 2016, the performance shares and options in this table are not included in the Summary Compensation Table below as 2015 compensation and will be included in the Summary Compensation Table in next year’s proxy statement as 2016 compensation.

Stock Ownership Requirements

In 2008, the Company adopted formal stock ownership requirements for its directors and executive officers.  According to the policy, directors are required to own shares of the Company’s Common Stock at least equal to five times their annual cash retainer and executive officers must own such shares as determined by a multiple of their annual base salary as follows:  (1) CEO, three times; (2) Chief Financial Officer, one and one half times; and (3) Vice President/Officer, one times. Both directors and executive officers have five years from the later of the date of the adoption of this policy or from the date of hire or commencement of service as a director, as applicable, to attain the required level of ownership.  All directors and officers are currently in compliance with this policy. The Company provides in its insider trading policy that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Employment Agreements

The Company entered into an employment agreement with Mr. Harris in April 2015. The Company had an employment agreement with Mr. Rossi prior to his retirement effective April 28, 2015. Other than such employment agreements, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements.

401(k) Retirement/Profit Sharing Plan

During 2014, the Company sponsored two 401(k) savings plans for eligible employees. The plans allowed participants to make pretax contributions and the Company matched certain percentages of those pretax contributions. One of the plans had a discretionary profit sharing portion. The plans were merged in January 2015.  Effective January 1, 2015, the merged plan was amended to adopt a Section 401(k) safe harbor design, which means that the plan automatically complies with the nondiscrimination requirements of the Internal Revenue Code Section 401. The Company provides a fully vested 100% matching contribution on up to 6% of elective deferrals that do not exceed compensation. All amounts contributed to the plan are deposited into a trust fund administered by independent trustees.

The profit-sharing portion of the plan covers all active employees who have completed 1,000 hours of service, as defined, are 18 years of age or older, and are active employees of the Company at December 31. Eligible employees are enrolled in the profit-sharing portion on the first day of the month after they become eligible to participate and the amount of eligible compensation used by the Company is retroactive to the date of hire for eligible employees. The amount of the Company’s contribution to the 401(k) Plan for each of the named executive offices is shown in a footnote to the Summary Compensation Table.

Perquisites

Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

Mr. Harris is entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner.  The Company pays to insure and maintain Mr. Harris’ automobile, as well as reimburses Mr. Harris for auto expenses to the extent related to Company business. Messrs. Backus, Fitzpatrick, Ludwig and Houston receive cash allowances associated with the use of their personal automobiles.

Prior to his retirement, Mr. Rossi was entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He was also entitled to the use of a financial planner, as well as participation in a country club membership for corporate business. The Company paid to insure and maintain Mr. Rossi’s automobile, as well as reimbursed Mr. Rossi for auto expenses to the extent related to Company business.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	Our compensation consists of both fixed and variable components. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business aspects. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on individual and corporate performance goals or targets. For long-term performance, our stock option awards generally incrementally vest over three years and are only valuable if our stock price increases over time. Our restricted stock grants generally “cliff vest” in four years. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Because consolidated Company EBITDA is the contingent factor upon which ICP cash incentive and LTCP equity compensation depends, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not sufficiently profitable, there are no payouts under the ICP or the LTCP programs.

•	Our ICP and LTCP awards are capped for each participant, which mitigates excessive risk taking. Even if the Company dramatically exceeds its EBITDA target, ICP and LTCP awards are limited. Conversely, there are no ICP or LTCP awards unless minimum performance levels of applicable goals are achieved.

•	We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider the Company’s long-term interests because a portion of their personal investment portfolio consists of the Company’s stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor Company stock price performance.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers in excess of $1 million in any year may be restricted. The Compensation Committee considers the impact of Section 162(m) in establishing the structure, performance targets and timing of awards under the 1999 Stock Plan as well as the proportion of cash compensation attributable to base salary and performance based compensation. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain the best possible executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the deductibility limits or otherwise may not qualify for deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above “Compensation Discussion and Analysis” with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John Y. Televantos (Chairman)
David B. Fischer
Edward L. McMillan

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our other “Named Executive Officers” for the fiscal years ended December 31, 2015, 2014 and 2013.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)		Total ($)
Dino A. Rossi	2015	$200,000	$1,082,308	$764,575	$0	$190,822	(a)	$2,237,705
Chairman, (Retired	2014	$702,000	$286,690	$332,750	$827,080	$40,154		$2,188,675
President & CEO)	2013	$653,352	$229,445	$347,757	$481,519	$37,226		$1,749,298

Theodore L. Harris	2015	$319,617	$241,922	$124,253	$250,000	$0		$1,216,175
President & CEO

William A. Backus	2015	$246,400	$255,000	$180,070	$75,000	$26,307	(b)	$782,778
CFO and Treasurer	2014	$220,000	$95,740	$170,891	$96,566	$22,735		$605,932
	2013	$190,000	$55,316	$137,193	$58,551	$21,559		$462,619

Frank J. Fitzpatrick	2015	$280,000	$241,922	$124,253	$83,500	$31,831	(c)	$761,506
Vice President	2014	$266,000	$114,087	$125,999	$132,929	$27,631		$666,646
Administration, Asst. Secretary	2013	$255,500	$96,819	$193,850	$91,808	$27,407		$665,384

David F. Ludwig	2015	$260,000	$214,646	$87,791	$50,000	$33,062	(d)	$645,498
VP/GM Specialty	2014	$252,960	$85,575	$93,592	$69,796	$29,071		$530,994
Products	2013	$248,000	$78,335	$152,635	$20,582	$28,755		$528,307

Matthew D. Houston	2015	$222,000	$162,874	$85,077	$33,500	$29,572	(e)	$533,023
General Counsel and	2014	$212,000	$48,793	$55,513	$74,953	$25,484		$416,743
Secretary	2013	$204,000	$36,501	$52,702	$40,877	$24,604		$358,683

(1)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for each reported fiscal year, in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 3 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 29, 2016. See footnote 4 below for additional disclosure relating to the retirement of Mr. Rossi.

(2)	Reflects the amount of cash incentive bonuses earned under our ICP and any additional discretionary cash bonuses paid to our Named Executive Officers.
(3)	The amounts reflected represent employer matching contributions and profit sharing contributions made under the Company’s combined 401(k)/profit sharing plan, automobile allowance and the Company paid portion of life, health, and disability insurance benefits, in the following amounts for each Named Executive Officer for the indicated year:
(a)	Mr. Rossi’s other compensation for 2015 consists of $15,900 for contributions under the Company’s 401(k)/profit sharing plan, $14,031 for automobile allowance, and $160,891 for life, health and disability insurance premiums.
(b)	Mr. Backus’s other compensation for 2015 consists of $18,550 for contributions under the Company’s 401(k)/profit sharing plan, $7,477 for automobile allowance, and $280 for life, health and disability insurance benefits.
(c)	Mr. Fitzpatrick’s other compensation for 2015 consists of $18,550 for contributions under the Company’s 401(k)/profit sharing plan, $12,462 for automobile allowance, and $819 for life, health and disability insurance benefits.
(d)	Mr. Ludwig’s other compensation for 2015 consists of $18,550 for contributions under the Company’s 401(k)/profit sharing plan, $13,708 for automobile allowance, and $804 for life, health and disability insurance benefits.
(e)	Mr. Houston’s other compensation for 2015 consists of $18,550 for contributions under the Company’s 401(k)/profit sharing plan, $10,592 for automobile allowance, and $430 for life, health and disability insurance benefits.
(4)	Mr. Rossi retired as President and Chief Executive Officer, effective April 28, 2015. The Compensation Committee approved the accelerated vesting of all of Mr. Rossi’s outstanding unvested stock options and restricted shares effective with his retirement. The amount included in the 2015 “Stock Awards” and “Option Awards” columns for Mr. Rossi reflect the dollar amount recognized for financial statement reporting. Mr. Rossi and spouse are entitled to medical coverage from the date of his retirement until they are Medicare eligible. The value of these benefits as of December 31, 2015 are included under the 2015 “All Other Compensation” column.

Grants of Plan Based Awards for 2015

The following table provides information on restricted stock awards and options granted in 2015 to each of the Named Executive Officers and information on estimated possible payouts under our non-equity (ICP) and equity (LTCP) incentive plans for 2015.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts under Equity Incentive Plan Awards (2)
Name	Threshold	Target	Stretch	Max	Threshold	Target	Max
Theodore L. Harris	$300,000	$600,000	$780,000	$1,200,000	$450,000	$900,000	$1,800,000
William A. Backus	$49,500	$99,000	$128,700	$198,000	$110,000	$220,000	$440,000
Frank J. Fitzpatrick	$59,850	$119,700	$155,610	$239,400	$133,000	$266,000	$532,000
David F. Ludwig	$44,268	$88,536	$115,097	$177,072	$126,480	$252,960	$506,000
Matthew D. Houston	$26,500	$53,000	$68,900	$106,000	$106,000	$212,000	$424,000

(1)	Represents threshold, target, stretch and maximum payout levels under the ICP for 2015 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2014 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.
(2)	Represents threshold, target and maximum payout levels under the LTCP for grants made in February 2016. These were stated as dollar amounts, which will be converted to equity based on program results and stock value. The actual amount of LTCP equity granted to each Named Executive Officer in February 2016 will be reported under the Stock Awards and Option Awards columns in the Summary Compensation Table in next year’s proxy statement. Additional information regarding the design of the LTCP, including the number of options and shares of restricted stock granted to each NEO, is included in the Compensation Discussion and Analysis.

Terms and Conditions of Awards

The Company’s 1999 Stock Plan was adopted and approved by our stockholders in 1999 and was amended in 2003, 2008, 2011 and 2013. Under the 1999 Stock Plan, officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as “incentive stock options” (“ISO” or “ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs (“non-Qualified Option” or “Non-Qualified Options”); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company (“Purchases”) and may also be granted restricted stock and performance award shares.  Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an “Option” and collectively as “Options.” The exercise price per share specified to each Option granted under the 1999 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

Options granted vest as follows: 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. Options expire ten years after grant.  All outstanding Options vest in this manner. The Company has not granted ISOs since 2006.

Our restricted shares vest in full, four years from grant, or upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date, but become fully vested upon death. In the event the grantee’s employment with the Company is terminated for cause or upon the grantee’s voluntary resignation from the Company’s employ, prior to vesting in full, the restricted shares are forfeited.  In the event of a major disability or significant illness, restricted shares will vest based upon the amount of time remaining until the vesting date.  The Compensation Committee may accelerate the vesting of restricted stock in its discretion.

Outstanding Equity Awards at Fiscal Year End 2015

The following table shows outstanding Option awards classified as exercisable and unexercisable as of December 31, 2015 for each Named Executive Officer. The table also discloses the number and value of unvested restricted and performance stock awards as of December 31, 2015.

	Option Awards				Stock Awards		Performance Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Un- Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested(2)	($)	Number of Shares of Stock that Have Not Vested(2)	($)

Dino A. Rossi	9,134		$29.06	2/28/2022
	22,069		$38.10	2/19/2023
	17,160		$50.32	2/26/2024
	23,724		$58.52	2/19/2025

Theodore L. Harris
	-	10,000	$54.87	4/28/2025
					54,000	$3,283,200	5,100	$310,080

William A. Backus	12,000	-	$21.39	12/8/2019
	14,000	-	$32.21	12/6/2020
	5,000	-	$40.95	6/1/2021
	12,000	-	$29.06	2/28/2022
	2,500	-	$31.02	6/14/2022
	8,400	5,600	$38.10	2/19/2023
	3,000	12,000	$50.32	2/26/2024
	-	4,178	$58.52	2/19/2025
					11,262	$684,730	2,090	$127,072

Francis J. Fitzpatrick	2,750	-	$32.21	12/6/2020
	6,169	4,112	$38.10	2/19/2023
	1,281	5,123	$50.32	2/26/2024
	-	6,354	$58.52	2/19/2025
					11,256	$684,365	2,270	$138,016

David F. Ludwig	12,750	-	$21.39	12/8/2019
	23,200	-	$32.21	12/6/2020
	12,970	-	$29.06	2/28/2022
	5,481	3,653	$38.10	2/19/2023
	364	1,456	$50.32	2/26/2024
	-	5,385	$58.52	2/19/2025
					9,495	$577,296	2,150	$130,720

Matthew D. Houston	5,300	-	$32.21	12/6/2020
	5,835	-	$29.06	2/28/2022
	2,608	1,738	$38.10	2/19/2023
	716	2,863	$50.32	2/26/2024
	-	3,787	$58.52	2/19/2025
					5,656	$343,885	1,810	$110,048

(1)	Stock option awards have a term of ten years from the grant date and become cumulatively exercisable 20% after one year, 60% after two years and 100% after three years beginning on the first anniversary of the grant date.

(2)	Value is computed based on the closing price of our Common Stock on December 31, 2015, which was $60.80 per share.

Restricted stock vests four years from the date of grant. Performance shares vest three years from date of grant. The following table provides information with respect to the final vesting dates of each outstanding restricted and performance stock award held by each Named Executive Officer as of December 31, 2015.

	Mr. Harris	Mr. Backus	Mr. Fitzpatrick	Mr. Ludwig	Mr. Houston
28-Feb-16		2,500	4,769	4,142	1,863
28-Apr-16	27,000
19-Feb-17		1,447	2,456	3,081	1,466
28-Apr-17	27,000
1-Jan-18	5,100	2,090	2,270	2,150	1,810
26-Feb-18		1,000	2,031	577	1,135
19-Jun-18		5,000
19-Feb-19		1,315	2,000	1,695	1,192
	59,100	13,352	13,526	11,645	7,466

Option Exercises and Stock Vested in 2015

The following table sets forth certain information regarding Options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dino A. Rossi	140,538	$4,648,112	37,294	$2,152,237
Theodore L. Harris	-	$-	-	$-
William A. Backus	-	$-	1,000	$56,783
Frank J. Fitzpatrick	84,935	$2,700,059	-	$-
David F. Ludwig	120,000	$5,166,110	-	$-
Matthew D. Houston	-	$-	-	$-

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Termination of Employment and Change of Control Arrangements

Agreement with Theodore L. Harris. We entered into an employment agreement with Mr. Harris on April 22, 2015, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term.

If we terminate the employment agreement other than for “Cause” (as defined below) or in the event Mr. Harris terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 200% of his then current annual salary, and all of his stock options would become fully vested and exercisable, plus a portion of the ICP bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred, to be determined by the Compensation Committee. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Harris were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Harris to severance payments, the Compensation Committee may accelerate the vesting of Mr. Harris’s restricted stock. Mr. Harris's severance payments following a change of control would be reduced to the extent necessary to avoid such payments being considered an "excess parachute payment" under Section 280G of the Internal Revenue Code.

Under the employment agreement with Mr. Harris, “Cause” means:  habitual absence or lateness; gross insubordination; failure to devote full time to the Company’s business; failure to comply with the obligations of confidentiality and non-competition; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the fiduciary duties owed by Mr. Harris to the Company.  In addition, “Change in Control” means:

(a)   any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of Company;

or

(b)   the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

During the period of Mr. Harris’s employment (or, in the case of a voluntary termination by Mr. Harris or a termination of his employment by the Company for cause, the balance of the term of the employment agreement before giving effect to such termination) and for a period of one year thereafter, the employment agreement imposes on Mr. Harris certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

The amount of compensation payable to Mr. Harris in the event of termination of employment, assuming termination as of December 31, 2015, and a share price for the Company’s common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. Mr. Harris’s employment agreement does not obligate us to provide any compensation to Mr. Harris in the case of a change in control that does not result in termination of employment; however, the 1999 Stock Plan provides for full vesting of all Options and restricted stock awards, upon a change in control as defined in such Plan.

Benefits and Payments upon Termination
	Severance	ICP Bonus (1)	Acceleration of Vesting of Options and Restricted Stock (2)	Total
Voluntary termination by Mr. Harris or termination for Cause	$0	$600,000	$0	$600,000
Termination by Mr. Harris within 12 months after demotion by Company or as a result of constructive termination	$1,200,000	$600,000	$3,652,580	$5,452,580
Termination by Company following a Change of Control, except for Cause(3)	$1,200,000	$600,000	$3,652,580	$5,452,580
Voluntary termination by Mr. Harris following a Change of Control(3)	$600,000	$600,000	$3,652,580	$4,852,580
Termination by Company for any reason other than for Cause or after receipt of notice of termination from Mr. Harris	$1,200,000	$600,000	$3,652,580	$5,452,580
Death	$0	$600,000	$0	$600,000

1.	Represents the target bonus level under the ICP.
2.	Amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by the difference between $60.80, which is the closing market price per share of our common stock on December 31, 2015, and the per share exercise price of the applicable accelerated stock award or option.
3.	Assumes the Change of Control occurred within the two year period prior to December 31, 2015.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under the life insurance policy in the case of death. Amounts shown in the table are subject to reduction to the extent necessary to avoid “excess parachute payment" under Section 280G of the Internal Revenue Code.

All of our Named Executive Officers other than Mr. Harris and Mr. Rossi prior to his retirement, are employees-at-will and, as such, do not have employment agreements, therefore, we are not obligated to provide them with any post-employment compensation or benefits. However, upon a change of control, as defined in the 1999 Stock Plan, all unvested option grants immediately vest and become exercisable, all restrictions, applicable to outstanding shares of restricted stock, lapse, and all performance shares shall immediately vest and be deemed earned.  Assuming such a change of control occurred on December 31, 2015, based on the closing market price of the Company’s common stock on that date, the amount of compensation payable to the Named Executive Officers other than Mr. Harris, are as follows: Mr. Backus, $2,724,087; Mr. Fitzpatrick, $1,215,983; Mr. Ludwig, $2,524,143; and Mr. Houston, $935,459.

Director Compensation

The Company pays each of its directors, other than Mr. Harris, an annual retainer of $30,000 and $4,000 for each Board meeting attended, plus expenses. The Chairman of the Board is paid an additional $36,000 and the Lead Director is paid an additional $16,000 annual retainer. The Chairman of the Audit Committee is paid an additional $12,000 annual retainer, the Chairman of the Compensation Committee is paid an additional $10,000 annual retainer and the Chairman of the Corporate Governance and Nominating Committee is paid an additional $8,000 annual retainer. The Company also pays to each of its directors serving on Committees a fee of $1,000, plus expenses, for each Committee meeting attended.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of the Company’s directors (other than Mr. Harris, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Paul Coombs	$56,000	–	–	$56,000
David Fischer	$51,000	–	–	$51,000
Edward McMillan	$67,000	–	–	$67,000
Perry Premdas	$64,000	–	–	$64,000
Dino Rossi	$30,000	–	–	$30,000
John Televantos	$80,000	–	–	$80,000
Matthew Wineinger	$18,000	–	–	$18,000

(1)
The Company has historically granted equity awards to each Director in December of each year. In 2015, the Compensation Committee of the Board decided that the annual grant date for non-employee directors be changed to February, which aligns with the annual employee grant of equity. On February 23, 2016, each director, other than Mr. Harris, was granted 1,808 shares of restricted stock. [These grants were made for 2016.] The shares are subject to restrictions on transfer until they vest after four years, in accordance with the provisions of the Restricted Stock Grant Agreement, dated February 23, 2016, between the Company and each such director.  The grant date fair value per share of each award was $60.85.

(2)	The following table shows the aggregate number of options and stock awards outstanding for each director, other than Mr. Harris, as of December 31, 2015:

Name	Aggregate Stock Options Outstanding as of 12/31/2015	Aggregate Stock Awards Outstanding as of 12/31/2015
Paul Coombs	-	6,420
David Fischer	-	6,420
Edward McMillan	-	6,420
Perry Premdas	-	6,420
Dino Rossi	72,087	-
John Televantos	-	6,420
Matthew Wineinger	-	-

Under the director restricted stock grant agreements, restricted shares vest in full, four years from grant, or upon an earlier change of control of the Company, provided the grantee is a director of the Company on that date.  The restricted shares will also vest in full upon the grantee’s death.  In the event of: (1) the grantee’s retirement from the Company’s Board of Directors at or after age 70; (2) the grantee’s major disability, or (3) the grantee’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, the restricted stock will vest based upon the amount of time remaining until the vesting date. Except as set forth above, unvested restricted stock will be forfeited at the time the director ceases to be a director of the Company.

The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Party Transactions

Other than the compensation and employment arrangements described above, since the beginning of 2015, we have not entered into any transactions in which any of our directors or executive officers or their immediate family members have a direct or indirect interest.

The Company has adopted a related party transaction policy.  Under the related party transaction policy, our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which holders of 5% or more of our stock and/or our executive officers or directors or members of their immediate families have an interest. Before entering into any transaction, arrangement or relationship constituting an interested transaction, other than certain basic pre-approved transactions, all material facts are required to be reviewed by the Audit Committee, which has the authority to approve or disapprove the transaction based on appropriate factors, including whether the transaction is on terms no less favorable to the Company than terms generally available from an un-affiliated third party and the extent of the related person’s interest in the transaction.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2015, with respect to shares of the Company’s Common Stock that may be issued pursuant to awards under the 1999 Stock Plan (described above) as well as under the Company’s prior stock option plans, which plans were replaced by the 1999 Stock Plan. These plans are the Company’s only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of the Company’s Common Stock may be allocated to, or purchased on behalf of, participants in the Company’s 401(k)/Profit Sharing Plan (described above). Consistent with Securities and Exchange Commission regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company’s 401(k)/Profit Sharing Plan is not included in the table below.

	(a)	(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price per share of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by security holders	1,018,631	$37.31	3,792,007
Equity compensation plans not approved by security holders	-	-	-
Total	1,018,631	$37.31	3,792,007

(1)  32,100 shares of unvested restricted stock granted to non-employee directors and 138,018 shares of unvested restricted stock granted to employees are excluded from this table.

Security Ownership of Certain Beneficial Owners and of Management

The table below sets forth as of April 1, 2016, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all current directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group: The table does not include performance-based restricted stock grants under the Company’s LTCP (which grants vest at the end of three years) at threshold or maximum, as the number of shares to be awarded is not determinable at the time of grant and the recipients do not have beneficial ownership of such shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Brown Capital Management, LLC (3)*	3,249,721	10.29%
BlackRock Institutional Trust Company, N.A. (4)*	2,749,774	8.71%
The Vanguard Group Inc. (5)*	2,395,530	7.59%
Neuberger Berman, LLC (6)*	1,957,920	6.20%
Dino A. Rossi (7)*	184,572	**
David F. Ludwig (8)*	93,069	**
Frank J. Fitzpatrick (9)*	91,421	**
William A. Backus (10)*	90,144	**
Theodore L. Harris (11)*	54,252	**
Matthew D. Houston (12)*	49,737	**
Perry W. Premdas (13)*	45,861	**
Edward L. McMillan (14)*	33,134	**
John Y. Televantos (15)*	29,045	**
Paul D. Coombs (16)*	19,722	**
David B. Fischer (17)*	14,722	**
Matthew D. Wineinger (18)*	1,808	**

Totals Executive Officers/Directors (19)	707,487	2.24%

Shares Outstanding April 1, 2016	31,574,578

*	Such person’s address is c/o the Company, New Hampton, New York 10958.
**	Indicates less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company’s knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(3)	Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 16, 2016. Such entity’s address as reported in its Schedule 13G/A is 1201 N. Calvert Street, Baltimore, MD 21202.
(4)	Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on January 20, 2016. Such entity’s address as reported in its Schedule 13G/A is 55 East 52nd Street, New York, NY 10022.
(5)	Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 10, 2016. Such entity’s address as reported in its Schedule 13G/A is 100 Vanguard Blvd, Malvern, PA 19355.
(6)	Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 9, 2016. Such entity’s address as reported in its Schedule 13G/A is 605 Third Avenue, New York, NY 10158.
(7)	Consists of 55,687 shares such person has the right to acquire pursuant to stock options, 1,808 shares of restricted stock, 24,007 shares held in such person’s Company 401(k)/profit sharing plan account, and 103,070 shares held directly.
(8)	Consists of 61,423 shares such person has the right to acquire pursuant to stock options, 5,353 shares of restricted stock, 13,722 shares held in such person’s Company 401(k)/profit sharing plan account, and 12,571 shares held directly.
(9)	Consists of 21,645 shares such person has the right to acquire pursuant to stock options, 6,487 shares of restricted stock, 18,968 shares held in such person’s Company 401(k)/profit sharing plan account, and 44,321 shares held directly.
(10)	Consists of 72,836 shares such person has the right to acquire pursuant to stock options, 8,762 shares of restricted stock, 3,840 shares held in such person’s Company 401(k)/profit sharing plan account, and 4,706 shares held directly.

(11)	Consists of 54,000 shares of restricted stock and 252 shares held in such person’s Company 401(k)/profit sharing plan account.
(12)	Consists of 20,687 shares such person has the right to acquire pursuant to stock options, 3,793 shares of restricted stock, 2,958 shares held in such person’s Company 401(k)/profit sharing plan account, and 22,299 shares held directly.
(13)	Consists of 8,228 shares of restricted stock and 37,633 shares held directly.
(14)	Consists of 8,228 shares of restricted stock and 24,906 shares held directly.
(15)	Consists of 8,228 shares of restricted stock and 20,817 shares held directly.
(16)	Consists of 8,228 shares of restricted stock and 11,494 shares held directly.
(17)	Consists of 8,228 shares of restricted stock and 6,494 shares held directly.
(18)	Consists of 1,808 shares of restricted stock.
(19)	Consists of options to purchase 232,278 shares, 123,151 shares of restricted stock, 63,747 shares in accounts under the Company’s 401(k)/profit sharing plan, and 288,311 shares held by individuals directly.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected RSM US LLP (“RSM”) (formerly McGladrey LLP) as the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Company is submitting its selection of RSM for ratification by the stockholders at the Annual Meeting. RSM has audited the Company’s financial statements since 2005. Representatives of RSM will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of RSM as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of RSM to stockholders for ratification as a matter of good corporate governance practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or represented by proxy, is required for approval of this proposal.  Abstentions will not be counted as votes cast, and will have no effect on the vote. Brokers have discretionary authority to vote on this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

Principal Accountant Fees and Services

During 2015, the Company retained RSM to audit the consolidated financial statements for 2015.  In addition, the Company also retained RSM to provide services relating to Management’s Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as for other audit-related.  During the period covering the fiscal years ended December 31, 2015 and 2014, RSM performed the following professional services:

	2015	2014
Audit fees (1)	923,514	$916,253
Audit-related fees (2)	97,472	325,682
Tax fees (3)	-	32,224
Total fees	$1,020,989	$1,274,159

(1)	Fees relating to audit of the annual consolidated financial statements and quarterly reviews, including out of pocket disbursements and administrative charges.
(2)	Audit-related fees in 2015 consist of fees paid for the employee benefit plan audit and fees incurred for the due diligence procedures performed in 2015 related to acquisition work. Audit-related fees in 2014 consist of: fees paid for the employee benefit plan audit; fees related to foreign statutory audit; fees paid for due diligence procedures related to the SensoryEffects acquisition; and fees for other accounting related questions.
(3)	Tax fees consist of: fees for tax services related to payroll; fees for VAT returns; and fees for other tax related questions.

Audit Committee Financial Expert

The Board of Directors has determined that Perry W. Premdas, the Chairman of the Audit committee, is an “audit committee financial expert” as defined under SEC rules.

Policy on Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

The Audit Committee reviewed all audit and non-audit services provided by RSM with respect to the fiscal year ended December 31, 2015 and concluded that the provision of such services was compatible with maintaining independence in the conduct of its auditing functions. All audit and non-audit services provided by RSM described in the table above were pre-approved by the Audit Committee.

Audit Committee Report

The Board of Directors has appointed an Audit Committee consisting of four directors. Each member of the Audit Committee is independent as defined under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.  The Board of Directors has adopted a written charter with respect to the Audit Committee’s responsibilities. The Audit Committee oversees the Company’s internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company’s financial reporting process and risk exposure.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and discussed the audit with RSM, the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees). This included a discussion of the independent auditors’ judgment as to the quality, not just the acceptability, of the Company’s accounting principles as applied to the Company’s financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from RSM the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM and management RSM’s independence.

Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

The Audit Committee also considered whether the provision of non-audit services by RSM to the Company is compatible with RSM’s independence.  RSM advised the Audit Committee that RSM was and continues to be independent with respect to the Company.

Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended that the Board of Directors approve the selection of RSM as the Company’s independent auditors for 2016.

Submitted by the Audit Committee of the Board of Directors.

Perry W. Premdas (Chair)
Paul D. Coombs
David B. Fischer
Edward L. McMillan
being the members of the Audit
Committee of the Board of Directors

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Since 2011, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company’s stockholders were provided with an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers. At our 2015 annual meeting of stockholders, our stockholders overwhelmingly approved our “say-on-pay” resolution with more than 80% of the votes cast by the holders of Common Stock approving the executive compensation described in our 2015 Proxy Statement. In response to the voting results regarding the frequency of say-on-pay vote, this year, the Company again seeks your advisory vote and asks that you approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Please refer to the sections entitled “Compensation Committee and Processes”, “Compensation Discussion and Analysis”, and the tables and narratives in the Executive Compensation portion of this Proxy Statement for the discussion and summary of the policies of the Compensation Committee which form the basis for the compensation of our Named Executive Officers and information on the amounts paid.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions regarding Named Executive Officers.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or represented by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

MISCELLANEOUS ITEMS

Quorum Required

Maryland law and the Company’s Bylaws require the presence of a quorum for the Meeting, defined as the presence in person or represented by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions will be treated as “present” for purposes of determining whether a quorum has been reached.

Voting Securities

Stockholders of record on April 20, 2016 (the “Record Date”) will be eligible to vote at the Meeting.  The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 31,570,778 shares were outstanding on the Record Date.  Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2017 Annual Meeting

From time to time, the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders.  The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual meeting proxy materials.  In order for a proposal to be eligible for inclusion in the Company’s proxy statement for the 2017 annual meeting, it must be received by the Secretary of the Company at the Company’s principal executive offices no later than January 6, 2017 and must satisfy the other requirements in the SEC regulations. With respect to any stockholder proposal intended to be presented at the 2017 annual meeting, but not submitted for inclusion in the Company’s proxy materials for that meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 22, 2017 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to stockholders).

Matters Not Determined at the Time of Solicitation

The Board of Directors is not aware of any matters to come before the Meeting other than as described above.  If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Approval of any other matter that may come before the Annual Meeting is be determined by the affirmative vote of a majority of all votes cast on the matter, in person or represented by proxy.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

New Hampton, New York

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2015 is being mailed to stockholders with these proxy materials.  The Annual Report does not form part of these proxy materials for the solicitation of proxies.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BALCHEM CORPORATION	Electronic Delivery of Future PROXY MATERIALS
52 SUNRISE PARK ROAD NEW HAMPTON, NY 10958
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXYCARDISVALIDONLYWHENSIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:		For	Withhold	For All	To withhold authority to vote for any
		All	All	Except	individual nominee(s), mark “For All
1. Election of Directors					Except” and write the number(s) of the
Nominees		☐	☐	☐	nominee(s) on the line below.

01 Dino A. Rossi	02 Theodore L. Harris	03 Matthew D. Wineinger

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year 2016.	☐	☐	☐

3	Non-binding advisory approval of Named Executive Officers’ compensation as described in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

REVOCABLE PROXY

BALCHEM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD JUNE 15, 2016

The undersigned hereby appoints Theodore L. Harris, Frank J. Fitzpatrick and William Backus, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 15, 2016, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at this meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxies will vote: FOR the nominees for election as directors named on this proxy card; FOR the ratification of the appointment of RSM US LLP, as the Company’s independent registered public accounting firm for the year 2016; FOR approval of the compensation of our Named Executive Officers; and in their discretion on such other matter as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side